EXHIBIT 10.28

Effective January 30, 2019

Geron Corporation

Amended and Restated

Severance Plan
(and Summary Plan Description)

This Amended and Restated Geron Corporation Severance Plan (the “Plan”) sets forth the severance benefits available to Covered Employees of Geron Corporation (together with any successor to substantially all of its business, stock or assets, the “Company”) whose employment is terminated as a result of a Triggering Event (as defined below).

The Plan is an employee welfare benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  This Plan document is also the summary plan description of the Plan.  References in the Plan to “You” or “Your” are references to an employee of the Company.

1.General Eligibility.  You shall only be eligible for benefits under this Plan if: (i) immediately prior to a Triggering Event, you are an employee of the Company and are not subject to an ongoing performance improvement plan (a “Covered Employee”) and (ii) you are notified by the Company in writing that you are eligible for severance benefits under the Plan as a result of a Triggering Event.

2.Severance Benefits.

(a)Upon a Triggering Event, you shall be entitled to receive a severance payment equal to the amount of your Base Salary for a severance period that is determined based on your position with the Company immediately before such Triggering Event pursuant to the following schedule, provided that the Triggering Event constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”):

Covered Position	Severance Period (Non-Change of Control Triggering Event)	Severance Period (Change of Control Triggering Event)
CEO	Not applicable	18 months
Executive Vice President, Senior Vice President, Chief Financial Officer, Chief Scientific Officer, and other executives that have “Individual Employment Agreements”[1]	Not applicable	15 months
Vice President	12 months	12 months
Executive Director, Senior Director	9 months	9 months
Director, Associate Director	6 months	6 months
Senior Scientist/Scientist, Manager, Associate, other Staff	3 months	3 months

1 As defined in Section 7 below.

For purposes of calculating Plan benefits, “Base Salary” shall mean your base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of your Separation from Service.

(b)Upon a Triggering Event (and provided such Triggering Event constitutes a Separation from Service), you shall be paid your target annual bonus at the target bonus percentage in effect immediately preceding the date of your Separation from Service, for the calendar year in which the termination occurs, prorated for the length of service provided during the calendar year through the termination date;

(c)Upon a Triggering Event, the Company shall pay all premiums required for continuation of your health benefits (as in effect on the date of your Separation from Service) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that you timely elect such continued coverage under COBRA, on a monthly basis through the earliest of: (i) the end of your applicable severance period as specified in Section 2(a), (ii) the date you obtain other employment offering health care coverage, or (iii) the expiration of your eligibility for such continued coverage under COBRA (such period from the date of your Separation from Service through the earliest of (i) through (iii), the “COBRA Payment Period”).

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of such COBRA premiums would result in a violation of applicable law (including, without limitation, Section 105(h)(2) of the Code and Section 2716 of the Public Health Service Act), then in lieu of providing such COBRA premiums, the Company shall instead pay you, on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”); provided, however, that any such Special Severance Payment shall be made without regard to your payment of COBRA premiums and for purposes of any such Special Severance Payment, the “COBRA Payment Period” shall be determined without regard to the expiration of your eligibility for continued coverage under COBRA.

If you become eligible for coverage under another employer’s health plan or otherwise cease to be eligible for COBRA during the COBRA Payment Period, you must immediately notify the Company of such event, and all payments and obligations under this Section 2(c) shall cease.  For purposes of this Section 2(c), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you pursuant to a health care reimbursement plan under Section 125 of the Code, which amounts, if any, are your sole responsibility.

(d)Notwithstanding any provision in the Plan to the contrary, upon the occurrence of an event that constitutes both a Non-Change of Control Triggering Event and a Change of Control Triggering Event, your benefits under the Plan shall be determined based on the type of Triggering Event that results in the greater amount of benefits for you, and you shall not be entitled to receive benefits based on both types of Triggering Events.

(e)The Company, in its sole discretion, shall have the authority to reduce your severance benefits under the Plan, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to you by the Company that become payable in connection with your termination of employment pursuant to any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, the California Plant Closing Act, or any other similar state law and the Plan Administrator shall so construe and implement the terms of the Plan.  Any such reductions that the Company determines to make pursuant to this Section 2(e) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement).

3.Payment and Other Terms.

(a)All severance payments under Section 2(a) and 2(b) shall be made in a lump~~-~~sum and be reduced by any applicable taxes or any other amounts required to be paid or withheld by the Company.  Such payments shall be made on the date that is sixty (60) days following the applicable Triggering Event.  Notwithstanding any provision herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due under the Plan shall be paid as otherwise provided herein.

(b)Subject to Section 3(a), to the extent that any payments of COBRA premiums or Special Severance Payments under Section 2(c) constitute “deferred compensation” within the meaning of Section 409A of the Code and are not exempt from the application of Section 409A of the Code pursuant to Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(9)(iii) or 1.409A-1(b)(9)(v), on the sixtieth (60th) day following your Separation from Service, the Company shall make the first payment under Section 2(c) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described in Section 2(c).

(c)The receipt of any severance benefits pursuant to the Plan will be subject to your signing (or, in the event of your death, your estate or beneficiaries signing) a general release of all claims against the Company and its affiliates in a form determined by the Company, within the applicable time period set forth therein, and subsequently not revoking such release within any period permitted under applicable law; provided, however, that in no event may the applicable time period or revocation period extend beyond sixty (60) days following your Separation from Service.  No severance benefits under the Plan will be paid or provided until the general release of claims becomes effective and irrevocable.

(d) You will not be entitled to any severance benefits under the Plan unless and until you return all Company Property.  For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which you had in your possession at any time, including, but not limited to, files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

4.Effective Date of Plan/Amendment.  This Plan was originally established effective as of January 21, 2003 and was subsequently amended and restated effective as of December 19, 2008, February 13, 2013, May 23, 2013 and January 30, 2019.  The Board shall have the power to amend or terminate this Plan from time-to-time in its discretion and for any reason (or no reason), provided that no such amendment or termination shall be effective with respect to a Triggering Event that occurred prior to the amendment or termination.

5.Claims Procedures.

(a)Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

(b)If any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Plan Administrator.  This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

(c)A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise.  The Plan Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 5(d).

(d)The Plan Administrator has adopted procedures for considering claims (which are set forth in Appendix A), which it may amend from time to time, as it sees fit.  These procedures shall comply with all applicable legal requirements.  These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Plan Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim).  The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

6.Plan Administration.

(a)The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits.  The Plan shall be interpreted in accordance with its terms and their intended meanings.  However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of the Plan.  The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(b)All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan.  To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c)If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator.  The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

(d)No Plan fiduciary shall have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person shall rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any employee, for example, that the employee will or will not be laid off or that the Company will or will not offer exit incentives in the future. Nothing in this subsection shall preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.

(e)This Section 6 may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

7.Superseding Plan.  This Plan (i) shall be the only plan with respect to which benefits may be provided to you upon a Change of Control or upon a termination of your employment by the Company without Cause after the effective date of this Amended and Restated Plan; and (ii) shall supersede any other plan or agreement (other than the 1992 Stock Option Plan, 2002 Equity Incentive Plan, 2011 Incentive Award Plan, 2018 Equity Incentive Plan and 2018 Inducement Award Plan, and any option or other equity award agreements thereunder) previously adopted by the Company with respect to benefits that may be provided upon a Change of Control or a termination of employment by the Company without Cause; provided, however, that this Plan shall not supersede any employment agreement or other similar agreement entered into between an individual and the Company (an “Individual Employment Agreement”), and provided, further, that if you are entitled to benefits upon a termination of your employment under both this Plan and your Individual Employment Agreement, you will receive the greater of (without duplication) such benefits under your Individual Employment Agreement and this Plan, as in effect at the time of your termination. The benefits provided under this Plan are not intended to be duplicative of those provided in any Individual Employment Agreement.

8.Limitation On Employee Rights; At-Will Employment.  This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee.  All employees of the Company are employed at will.

9.No Third-Party Beneficiaries.  This Plan shall not give any rights or remedies to any person other than Covered Employees and the Company.

10.Governing Law.  This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law.  To the extent that state law is applicable, the statutes and common law of the State of California, excluding any that mandate the use of another jurisdiction’s laws, shall apply.

11.Miscellaneous.  Where the context so indicates, the singular will include the plural and vice versa.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.  Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

12.Section 409A.  To the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of this Plan.  It is intended that (i) each installment of any benefits payable under the Plan to you be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v).  Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will cause you to incur adverse tax consequences under Section 409A of the Code and related Department of Treasury guidance, to the extent permitted under Section 409A of the Code, the Company may, to the extent permitted under Section 409A of the Code (a) cooperate in good faith to adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that it determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, preserve the economic benefits of this Plan and avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of adverse tax consequences under such section.

13.Basis of Payments. The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

14.Definitions.  For purposes of this Plan, the following terms shall have the following meanings:

(a)“Cause” shall mean any of the following:

(i)your continued failure to satisfactorily perform your duties to the Company (other than as a result of your total or partial incapacity due to physical or mental illness);

(ii)any willful act or omission by you constituting dishonesty, fraud or other malfeasance against the Company;

(iii) your conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business;

(iv)your debarment by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, or other ineligibility under any law or regulation to perform your duties to the Company; or

(v)your breach of any of the material policies of the Company, including without limitation being under the influence of illicit drugs or alcohol at work or on the Company’s premises.

(b)“Change of Control” shall mean the occurrence of any of the following:

(i)as a result of any merger or consolidation, the voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 49% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

(ii)during any period of twenty-four (24) consecutive calendar months, the individuals who at the beginning of such period constitute the Company’s Board of Directors (the “Board”), and any new directors whose election by such Board or nomination for election by stockholders was approved by a vote of at least two-thirds of the members of such Board who were either directors on such Board at the beginning of the period or whose election or nomination for election as directors was previously so approved, for any reason cease to constitute at least a majority of the members thereof;

(iii)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended (“Exchange Act”) shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the then outstanding shares of common stock of the Company;

(iv)any sale of all or substantially all of the assets of the Company; provided, however, that in the event of a sale of less than all of the assets of the Company, the Plan Administrator may determine that a Change of Control has only occurred (for purposes of determining eligibility for benefits under the Plan) with regard to those employees whose services are specifically attributable to the sold assets; or

(v)the complete liquidation or dissolution of the Company.

The Plan Administrator shall have sole discretion with regard to whether a Change of Control has occurred for purposes of this Plan, and if a Change of Control has occurred as a result of sale of less than all of the Company’s assets as described in clause (iv) above, shall have sole discretion with regard to the determination of which employees’ services are specifically attributable to the sold assets and are therefore eligible for benefits under this Plan in connection with such sale of assets.

(c)“Triggering Event” shall mean the occurrence of either a Non-Change of Control Triggering Event or a Change of Control Triggering Event.  For the purposes of this Plan, the termination of your employment due to your death or Disability will not constitute a termination without Cause or any other Triggering Event.

For purposes of the Plan, a “Non-Change of Control Triggering Event” shall mean your employment is terminated by the Company without Cause.

For purposes of the Plan, a “Change of Control Triggering Event” shall mean any of the following:

(i)your employment is terminated by the Company without Cause in connection with a Change of Control or within twelve (12) months following a Change of Control; provided, however, that if you are terminated by the Company in connection with a Change of Control but immediately accept employment with the Company’s successor or acquirer, you will not be deemed to be covered by this subsection (i), unless you are subsequently terminated without Cause by the successor or acquirer within the twelve (12) months following the Change of Control;

(ii)you resign your employment with the Company because in connection with a Change of Control, you are offered terms of employment (new or continuing) by the Company or the Company’s successor or acquirer within thirty (30) days after the Change of Control that result in a  Material Change in Your Terms of Employment.  For purposes of the foregoing, a “Material Change in Your Terms of Employment” shall occur if one of the following events occurs without your consent: (a) your base salary is materially reduced from that in effect immediately prior to the Change of Control, or (b) if as of the Change of Control you are employed at the director level or above, you are subject to a material reduction in your duties (including responsibilities and/or authority), or (c) your principal work location is to be moved to a location that is either (i) more than forty-five (45) miles from your principal work location immediately prior to the Change of Control or (ii) more than thirty (30) miles farther from your principal weekday residence than was your principal work location immediately prior to the Change of Control, or (d) the Company or the Company’s successor or acquirer materially breaches the terms of any employment or similar service agreement with you; provided, however, that to resign due to a Material Change in Your Terms of Employment, you must (1) provide written notice to the Company’s General Counsel within 30 days after the first occurrence of the event giving rise to a Material Change in Your Terms of Employment setting forth the basis for your resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 90 days after the expiration of the cure period; or

(iii)after accepting (or continuing) employment with the Company or the Company’s successor or acquirer after a Change of Control, you resign your employment within twelve (12) months following the Change of Control due to a Material Change in Your Terms of Employment as defined above.

For purposes of the Plan, “Disability” means any physical or mental condition which renders you incapable of performing the work for which you were employed by the Company (or its successor or acquirer after a Change of Control) or similar work offered by the Company (or its successor or acquirer after a Change of Control).  Disability shall be established if (i) you satisfy the requirements for benefits under the long-term disability plan of the Company (or its successor or acquirer after a Change of Control) or (ii) if no long-term disability plan, you satisfy the requirements for Social Security disability benefits.

APPENDIX A

Detailed Claims And Arbitration Procedures

1.	Claims Procedure

Initial Claims

All claims shall be presented to the Plan Administrator in writing.  Within 90 days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing.  If the Plan Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice prior to the termination of the initial 90 day period.  The extension notice will indicate the special circumstances requiring the extension of time and the date by which the claims official expects to render a decision on the claim.  Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.

Claims Decisions

If the claim is granted, the benefits or relief the Claimant seeks shall be provided.  If the claim is wholly or partially denied, the claims official shall, within 90 days (or a longer period, as described above), provide the Claimant with written or electronic notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims and the time limits applicable to such procedures, including a statement of the Claimant’s right to proceed to arbitration following a denial on review of the claim, as described below.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims

Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity).  A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim, or within 60 days after it was due if the Claimant did not receive it by its due date.  The Claimant (or the Claimant’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim.  The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Clamant (or the Claimant’s duly authorized representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review.  Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

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Appeals Decisions

The decision by the appeals official shall be made not later than 60 days after the written appeal is received by the Plan Administrator.  However, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional 60 days by giving the Claimant written notice prior to the termination of the initial 60 day period.  The extension notice will indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render a decision on the appeal.  The appeals official shall provide the Claimant with written or electronic notice of the appeal decision, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim; and (4) a statement of the Claimant’s right to proceed to arbitration, as described below.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied.

Procedures

The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims.  All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim and shall be consistent with the Plan and with ERISA.

Arbitration of Rejected Appeals

If a Claimant has pursued a claim through the appeal stage of these claims procedures and has been notified that the Claimant’s appeal has been denied (or the Claimant does not receive an appeal decision by the date due), the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below.  Except as set forth in Appendix B, in no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2.	Arbitration Procedure

Request for Arbitration

A Claimant must submit a request for arbitration to the Plan Administrator within 60 days after receipt of the written denial of an appeal (or within 60 days after he or she should have received the determination). The Claimant or the Plan Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.

Applicable Arbitration Rules

If the Claimant has entered into a valid arbitration agreement with the Company, the arbitration shall be conducted in accordance with that agreement.  If not, the rules set forth in the balance of this Appendix shall apply: The arbitration shall be held under the auspices of the Judicial Arbitration and Mediation Service (JAMS), whichever is chosen by the party who did not initiate the arbitration.  Except as provided below, the arbitration shall be in accordance with JAMS’s then-current employment dispute resolution rules.  The Arbitrator shall apply the Federal Rules of

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Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The Federal Arbitration Act shall govern all arbitrations that take place under these Detailed Claims and Arbitration Procedures (or that are required to take place under them), and shall govern the interpretation or enforcement of these Procedures or any arbitration award.  To the extent that the Federal Arbitration Act is inapplicable, California law pertaining to arbitration agreements shall apply.

Arbitrator

The Arbitrator shall be an attorney familiar with employee benefit matters who is licensed to practice law in the state in which the arbitration is convened.  The Arbitrator shall be selected in the following manner from a list of 11 arbitrators drawn by the sponsoring organization under whose auspices the arbitration is being conducted and taken from its panel of labor and employment arbitrators.  Each party shall designate all arbitrators on the list whom they find acceptable; the parties shall then alternately strike arbitrators from the list of arbitrators acceptable to both parties, with the party who did not initiate the arbitration striking first.  If only one arbitrator is acceptable to both parties, he or she will be the Arbitrator.  If none of the arbitrators is acceptable to both parties, a new panel of arbitrators shall be obtained from the sponsoring organization and the selection process shall be repeated.

Location

The arbitration will take place in or near the city in which the Claimant is or was last employed by the Company or in which the Plan is principally administered, whichever is specified by the Plan Administrator, or in such other location as may be acceptable to both the Claimant and the Plan Administrator.

Authority of Arbitrator

The Arbitrator shall have the authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability, or enforceability of these arbitration procedures, including, but not limited to, any claim that these procedures are void or voidable.  The Arbitrator may grant a Claimant’s claim only if the Arbitrator determines that it is justified because: (1) the appeals official erred on an issue of law; or (2) the appeals official’s findings of fact, if applicable, were not supported by substantial evidence.  The arbitration shall be final and binding on all parties.

Limitation on Scope of Arbitration

The Claimant may not present any evidence, facts, arguments, or theories at the arbitration that the Claimant did not pursue in his or her appeal, except in response to new evidence, facts, arguments, or theories presented on behalf of the other parties to the arbitration.  However, an arbitrator may permit a Claimant to present additional evidence or theories if the Arbitrator determines that the Claimant was precluded from presenting them during the claim and appeal procedures due to procedural errors of the Plan Administrator or its delegates.

Administrative Record

The Plan Administrator shall submit to the Arbitrator a certified copy of the record on which the appeals official’s decision was made.

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Experts, Depositions, and Discovery

Except as otherwise permitted by the Arbitrator on a showing of substantial need, either party may: (1) designate one expert witness; (2) take the deposition of one individual and the other party’s expert witness; (3) propound requests for production of documents; and (4) subpoena witnesses and documents relating to the discovery permitted in this paragraph.

Pre-Hearing Procedures

At least 30 days before the arbitration hearing, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the hearing.  The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary.

Transcripts

Either party may arrange for a court reporter to provide a stenographic record of the proceedings at the party’s own cost.

Post-Hearing Procedures

Either party, on request at the close of the hearing, may be given leave to file a post-hearing brief within the time limits established by the Arbitrator.

Costs and Attorneys’ Fees

The Claimant and the Company shall equally share the fees and costs of the Arbitrator, except that the Claimant shall not be required to pay any of the Arbitrator’s fees and costs if such a requirement would make mandatory arbitration under these procedures unenforceable.  On a showing of material hardship, the Company, in its discretion, may advance all or part of the Claimant’s share of the fees and costs, in which case the Claimant shall reimburse the Company out of the proceeds of the arbitration award, if any, that the Claimant receives.  Each party shall pay its own costs and attorneys’ fees, except as required by applicable law.

Procedure for Collecting Costs From Claimant

Before the arbitration commences, the Claimant must deposit with the Plan Administrator his or her share of the anticipated fees and costs of the Arbitrator, as reasonably determined by the Plan Administrator.  At least 2 weeks before delivering his or her decision, the Arbitrator shall send his or her final bill for fees and costs to the Plan Administrator for payment.  The Plan Administrator shall apply the amount deposited by the Claimant to pay the Claimant’s share of the Arbitrator’s fees and costs and return any surplus deposit.  If the Claimant’s deposit is insufficient, the Claimant will be billed for any remaining amount due.  Failure to pay any amount within 10 days after it is billed shall constitute the Claimant’s irrevocable election to withdraw his or her arbitration request and abandon his or her claim.

Arbitration Award

The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations.  Within 20 days after issuance of the Arbitrator’s award and opinion, either party may file with the Arbitrator a motion to reconsider, which shall be accompanied by a supporting brief.

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If such a motion is filed, the other party shall have 20 days from the date of the motion to respond, after which the Arbitrator shall reconsider the issues raised by the motion and either promptly confirm or promptly change his or her decision.  The decision shall then be final and conclusive on the parties.  Arbitrator fees and other costs of a motion for reconsideration shall be borne by the losing party, unless the Arbitrator orders otherwise.  Either party may bring an action in any court of appropriate jurisdiction to enforce an arbitration award.  A party opposing enforcement of an arbitration award may not do so in an enforcement proceeding, but must bring a separate action in a court of competent jurisdiction to set aside the award.  In any such action, the standard of review shall be the same as that applied by an appellate court reviewing the decision of a trial court in a nonjury trial.

Severability

The invalidity or unenforceability of any part of these arbitration procedures shall not affect the validity of the rest of the procedures.

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APPENDIX B

ADDITIONAL INFORMATION

RIGHTS UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants will be entitled to:

Receive Information About Your Plan and Benefits

1.Examine, without charge, at the Plan Administrator’s office and at certain Company offices, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

2.Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

3.Receive a summary of the Plan’s annual financial report, if any.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including the Company, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits~~,~~ which is denied or ignored, in whole or in part, you may proceed to arbitration, as set forth in Appendix A.  If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U. S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U. S. Department of Labor, 200 Constitution Avenue N. W., Washington, D. C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADMINISTRATIVE INFORMATION

Name of Plan:	Amended and Restated Geron Corporation Severance Plan

Plan Administrator:	Compensation Committee of the Board of Directors Geron Corporation 149 Commonwealth Drive Menlo Park, CA 94025 USA Tel: 650-473-7700 Fax: 650-473-7750

Type of Administration:	Self-Administered

Type of Plan:	Severance Pay Employee Welfare Benefit Plan

Employer Identification Number:	75-2287752

Direct Questions Regarding the Plan to:	Compensation Committee of the Board of Directors Geron Corporation 149 Commonwealth Drive Menlo Park, CA 94025 USA Tel: 650-473-7700 Fax: 650-473-7750

Agent for Service of Legal Process:	Corporate Secretary Geron Corporation 149 Commonwealth Drive Menlo Park, CA 94025 USA Tel: 650-473-7700 Fax: 650-473-7750 Service of Legal Process may also be made upon the Plan Administrator

Plan Year:	Calendar Year The date of the end of the year for purposes of maintaining the Plan’s fiscal records is December 31.

Plan Number:	510